Exhibit 5.2

Baker & McKenzie LLP 452 Fifth Avenue New York, NY 10018 United States Tel: +1 212 626 4100 Fax: +1 212 310 1600 www.bakermckenzie.com

November 10, 2025

Lifezone Metals Limited 2nd Floor, St. George’s Court Upper Church Street Douglas, Isle of Man, IM1 1EE

Ladies and Gentlemen:

We have acted as U.S. counsel to Lifezone Metals Limited, an Isle of Man company (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) 4,411,764 ordinary shares, par value $0.0001 per share, of the Company (the “Ordinary Shares”), (ii) warrants to purchase up to 4,411,764 ordinary shares of the Company (the “Warrants”) and (iii) 4,411,764 ordinary shares of the Company issuable upon the exercise of the Warrants (the “Warrant Shares” and, together with the Ordinary Shares and the Warrants, the “Securities”), pursuant to the Company’s Registration Statement on Form F-3 (Registration Number 333-281189), as amended through the date hereof, declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 16, 2024 (the “Registration Statement”), and the Prospectus Supplement, dated November 10, 2025, to the base prospectus contained in the Registration Statement (the “Prospectus”). The Securities are being offered pursuant to that certain Underwriting Agreement, dated November 10, 2025 (the “Agreement”), by and between the Company and BTIG, LLC, as representative of the several underwriters set for the in Schedule A of the Agreement.

In connection therewith, we have examined originals or copies certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Prospectus, filed with the SEC pursuant to Rule 424(b) under the Securities Act, (iii) the Amended and Restated Memorandum and Articles of Association of the Company, as amended and supplemented to date, (iv) the corporate proceedings with respect to the filing of the Registration Statement and the Prospectus, and (v) such other corporate records, agreements, documents and instruments and certificates or comparable documents of public officials and officers and representatives of the Company as we have deemed necessary or appropriate for the expression of the opinion contained herein. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In rendering the opinion contained herein, we have assumed (i) the truthfulness of all information contained in all of the documents reviewed by us, (ii) the genuineness of all signatures on all documents examined by us, (iii) the legal capacity of all natural persons signing such documents, (iv) the due authority of all parties signing such documents, (v) the authenticity of all documents submitted to us as originals, and (vi) the conformity to the originals of all documents submitted to us as copies.

Baker & McKenzie LLP is a member of Baker & McKenzie International.

Lifezone Metals Limited

November 10, 2025

Based upon and subject to the foregoing, we are of the opinion that, with respect to any Warrants offered under the Registration Statement and the Prospectus, when (i) the Ordinary Shares relating to such Warrants have been duly authorized for issuance, (ii) the applicable warrant agreement has been duly authorized, executed and delivered by each party thereto, and (iii) the Warrants have been duly authorized, executed, issued and delivered in accordance with the terms of the Agreement and the applicable warrant agreement, such Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally (including, without limitation, fraudulent conveyance laws) or by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity.

We are not hereby rendering any opinion with respect to any Warrant Shares issuable upon the exercise of any Warrants. We have assumed that (i) the Company is and will be, at each time of authorizing or issuing Warrants, validly existing under the laws of the Isle of Man, and has or will have the corporate power to enter into and perform its obligations under the Warrants in accordance with their terms, (ii) upon issuance, the Company will have duly authorized, executed and delivered the Warrants in accordance with its organizational documents and the laws of the Isle of Man, (iii) any Warrant Shares issued upon exercise of any Warrants will be duly authorized, validly issued, fully paid and non-assessable and (iv) the execution, delivery and performance by the Company of its obligations under the Warrants will not violate the laws of the Isle of Man or any other applicable laws (excepting from such assumption the laws of the State of New York).

The opinion expressed above are limited to the laws of the State of New York and the federal laws of the United States of America. We do not purport to cover herein the application of the securities or “Blue Sky” laws of the various states.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Company’s Form 6-K to be filed with the SEC, and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Baker & McKenzie LLP
BAKER & McKENZIE LLP